Exhibit 99.1

FOR IMMEDIATE RELEASE Press Contact: Jeff Norman Extra Space Storage (801) 365-1759 jnorman@extraspace.com

Extra Space Storage Inc. Closes Acquisition of SmartStop Self Storage, Inc.

Acquisition adds 122 owned and 43 managed stores to the Extra Space Storage platform

SALT LAKE CITY – October 1, 2015 – Extra Space Storage Inc. (“Extra Space”) (NYSE: EXR), a leading owner and operator of self-storage properties, announced today it has completed its acquisition of SmartStop Self Storage, Inc. (SmartStop), a public, non-traded real estate investment trust (REIT). SmartStop stockholders approved the transaction at their shareholder meeting held on September 29, 2015. Stockholders received $13.75 per share in cash which represents a total purchase price of approximately $1.4 billion. Extra Space paid approximately $1.31 billion, and the remaining $90 million came from the sale of certain assets by SmartStop immediately prior to closing.

As a result of the SmartStop acquisition, Extra Space acquired 122 stores and assumed the property management of 43 stores previously managed by SmartStop.

“We are excited about the merger of these two great companies and the expansion of our national portfolio and operating platform,” commented Spencer Kirk, Chief Executive Officer of Extra Space Storage. “The additional scale increases our presence in existing markets, and should enhance our ability to source customers online. I want to thank the employees of both companies for their hard work and strong execution on this transaction.”

Transaction Advisors

Latham & Watkins LLP; Holland & Hart LLP; Sive, Paget & Riesel P.C. and Jones Waldo Holbrook & McDonough, PC acted as Extra Space Storage’s outside legal counsel in connection with this transaction.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, is a fully integrated, self-administered and self-managed real estate investment trust. As of October 1, 2015, Extra Space owned and/or operated 1,335 self-storage properties in 36 states, Washington, D.C. and Puerto Rico. Extra Space’s properties comprise approximately 885,000 units and approximately 99.8 million square feet of rentable space. Extra Space Storage Inc. offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. Extra Space is the second largest owner and/or operator of self-storage properties in the United States.

For more information, please visit www.extraspace.com.

Forward Looking Statement

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the benefits of the SmartStop acquisition, and other statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•	failure to close pending acquisitions on expected terms, or at all;

•	failure to successfully integrate acquired self-storage facilities, including facilities acquired through the SmartStop acquisition;

•	the effect of competition from new and existing self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•	difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those stores, which could adversely affect our profitability;

•	potential liability for uninsured losses and environmental contamination;

•	the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing REITs, tenant reinsurance and other aspects of our business, which could adversely affect our results;

•	disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•	increased interest rates and operating costs;

•	reductions in asset valuations and related impairment charges;

•	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•	the failure to maintain our REIT status for federal income tax purposes;

•	economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•	difficulties in our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

SOURCE Extra Space Storage Inc.

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